Exhibit 19.1

INSIDER TRADING POLICY

January 2025

APPLIES TO:

•	Lord, Abbett & Co. LLC and its affiliates (“Lord Abbett”)

RISKS ADDRESSED BY THIS POLICY:

•	Failure to guard against the misuse of material, non-public information by the firm, its partners and employees;
•	Failure to address conflicts of interest concerning the use of confidential information;
•	Failure to guard against disclosure of pending transactions

RELEVANT LAW AND OTHER SOURCES

•	Section 204A of the Investment Advisers Act

RELATED POLICIES AND PROCEDURES

•	Personal Trading Policy

I.	POLICY SCOPE

Lord Abbett has adopted this Insider Trading Policy (the “Policy”) to ensure compliance with Section 204A of the Investment Advisers Act and other applicable federal and state laws regarding the misuse of MNPI, as defined in Section II below. Under no circumstance may any employee buy or sell a security for their own account (“personal trading”), for the benefit of Lord Abbett (“proprietary trading” such as with seed capital) or for the benefit of a Lord Abbett client (“client trading”) if they are in possession of MNPI related to such security. Employees must promptly notify Global Compliance if they believe they may have access to, or are in receipt of, MNPI. Although investment personnel are at higher risk of receiving or having access to MNPI, it is possible that any of Lord Abbett’s personnel may come across MNPI.

Certain terms used in the Policy are defined in Section VI.

II.	WHAT IS INSIDER TRADING AND MNPI?

Definition of Insider Trading. Insider trading is not defined under federal securities laws however it is generally described as:

•	trading personally or on behalf of others on the basis of MNPI;
•	communicating MNPI to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities based on such information; or
•	engaging in any other action to take advantage of, or pass on to others, MNPI in violation of the law.

Generally, the federal securities laws have been interpreted to prohibit the following activities:

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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•	trading by an insider while in possession of MNPI;
•	trading by a non-insider while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;
•	trading while in possession of MNPI concerning a tender offer; and
•	wrongfully communicating, or “tipping,” MNPI to others.

Definition of Insider. The concept of “Insider” is broad and includes officers, directors, and employees of a company. MNPI itself does not have to come directly from a senior-level company Insider. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for Lord Abbett’s purposes. A Temporary Insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and employees of such organizations. Additionally, Lord Abbett may become a Temporary Insider of a company they advise or which they perform other services. To be an Insider, the company must expect the outsider to keep the disclosed non-public information confidential, and the company’s relationship with an Insider must at least imply such a duty.

Definition of Material Information. Information is generally considered “material” if:

•	there is a likelihood that a reasonable investor would consider the information important in making an investment decision or
•	the information is reasonably certain to have a substantial effect on the price of a company’s securities.

Material Information does not have to be limited to information which is translatable into earnings.

Assessments of materiality involve highly fact-specific inquiries and you should contact the CCO if you have any questions regarding the materiality of any information. Material information generally includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, substantial management developments, proposed tender offers or buys and sells of large blocks of stock on the open market or in private transactions, purchases or sales of major assets, significant borrowing, significant disputes with suppliers or customers, significant capital expenditures or research and development plans, and advanced knowledge of important proposed government regulation impacting a company in the regulated industry.

Definition of Non-Public Information. Non-Public Information is information that has not yet been broadly distributed to the public marketplace. Tangible evidence of communication is a good indicator that information is now public, for example (i) public filings with the Securities and Exchange Commission or other governmental agency; (ii) information compliant with Regulation Fair Disclosure (i.e. press releases, quarterly analyst teleconferences, broker-sponsored conferences, etc.); or (iii) information appearing in Dow Jones, Reuters, Economic Services, The Wall Street Journal, Bloomberg or in other publications of general circulation on the internet or

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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web, would be considered public.

III.	PENALTIES FOR INSIDER TRADING

Lord Abbett and its employees can each face severe criminal and civil penalties if found guilty of insider trading, including but not limited to, imprisonment, civil injunctions, significant penalties and fines. Even if an individual does not personally benefit from a violation, they may incur such penalties. Regardless of any penalties assessed, a violation of this Policy may result in firm penalties, up to and including dismissal.

IV.	COMMON WAYS OF RECEIVING MNPI

Employees, and investment personnel in particular, could potentially receive MNPI in the following, non-exhaustive list of situations:

•	Contacts with Public Companies. Contacts with public companies represent an important part of the firm’s research efforts. In the course of public company meetings or conferences however, a company’s officer may prematurely disclose financial results or may make a selective disclosure of adverse news to a handful of investors, among other potential scenarios.

•	Contact with Other Third-Parties. A third-party, such as a broker or underwriter, may disclose MNPI, whether intentional or unintentional, during a call or through electronic or hard-copy documentation.

•	Expert Networks/Consulting Groups (“Expert Networks”). Expert networks offer access to a network of consultants with specialized experience and expertise on particular subjects which can be useful to our investment personnel’s fundamental research and insight. Due to the heightened risk of obtaining MNPI when engaging Expert Networks, prior approval from each the Director of Investments & Product Strategy or designee (“Director of I&P”), Global Compliance is required for all Expert Network engagements. See Addendum A for Lord Abbett’s Expert Network Procedures.

•	Participation in a Creditor Group. Participation in a creditors group (whether ad hoc or official), steering committee, and/or informal committee/group with respect to a reorganization or restructuring presents a heightened risk of receiving MNPI. An employee may from time to time participate in such a group or committee of a company so long as the Legal and Global Compliance are notified prior to participation and the procedures below are followed.

•	Private Investments in Public Equity (“PIPEs”). In a PIPE transaction, the issuer, through an underwriter or other agent, offers securities that are or will be registered under the Securities Act. However, the offering is conducted as if it were a private placement: the offer is made to a select group of investors; the issuer does not publicly disclose the existence of the offering until it is completed, etc. Because the sale of the new securities could have a material impact on the price of the issuer’s outstanding shares, the fact that

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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the issuer is conducting the offering would constitute MNPI, the receipt of which could result in the firm having to restrict all investment transactions (i.e., buys and sells) in any outstanding securities of that issuer. See Addendum B for PIPE Procedures.

•	Bank Loans. Bank Loans are generally privately placed investments in instruments related to corporate borrowings. Bank Loans are normally not available to the market as a whole, but only to a select group of buyers known as “Loan Market Participants” (“LMPs”). Lord Abbett, as an LMP, may invest as a “private-side” or “public-side” investor, where the “private-side” investors will generally receive MNPI and the “public-side” information is supposed to be screened and free of MNPI. See Addendum C for Bank Loan Procedures.

•	Tender Offers. Tender offer activity produces higher than normal fluctuations in the price of a target company’s securities. Trading during this time is more likely to attract regulatory attention.

V.	PROCEDURES FOR IDENTIFYING AND HANDLING MNPI

Prior to conducting personal, proprietary, or client trading in any security, employees must determine whether you may have access to MNPI with respect to the issuer of the security by following the below steps:

•	Escalate. Employees who receive or may have access to information that could be MNPI, must promptly notify Global Compliance. Under no circumstance should an employee escalate the matter to their manager or any other individual unless explicitly permitted in this Policy. Global Compliance will review the matter and determine whether the information will be identified as MNPI, what further action Lord Abbett shall take, and which Lord Abbett personnel may be privy to the MNPI matter.

There are limited situations where an employee may plan in advance to receive MNPI (PIPEs or Bank Loans, as further described below). Employees may be permitted to receive MNPI in these situations so long as they obtain prior approval from (i) Global Compliance and (ii) their manager. In each of these situations, client, proprietary and/or personal trading activity in the issuer’s publicly traded securities will likely be limited or prohibited based on Global Compliance’s assessment.

•	Keep Confidential. Employees must not discuss the MNPI matter with any individual other than Global Compliance and/or the Legal Department (or their manager in the case of MNPI pre-cleared by Global Compliance and their manager, if required under this Policy). This includes, but is not limited to:

o	No in-person, telephonic, written or electronic communications with individuals other than Global Compliance, regardless of whether the employee and the individual have a business or personal relationship.

o	No discussions concerning the MNPI in common/shared areas where other

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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persons are reasonably likely to receive such MNPI.

o	Hard copies of any MNPI shall be secured in the office of the responsible individual that escalated the MNPI to Global Compliance, or in a secure place mutually agreed upon by the individual and Global Compliance.

o	Employees must take reasonable steps to restrict any further communication of this information with other individuals.

•	No Trading or Investment Activities in the Security(ies) of the Issuer. Employees are prohibited from transacting in any securities of the issuer on behalf of any client or for their personal account or the firm’s proprietary account(s), without prior written authorization from Global Compliance. Furthermore, employees may not recommend any security of the issuer to any individual, or recommend that the individual take action (e.g., buy, sell, hedge, or hold) with respect to such security of the issuer.

o	Exception. There may be situations where it is appropriate for the firm to trade even after it has received MNPI. For example, if an institutional client directs the firm to liquidate a client’s account, including a security with respect to which the firm has received MNPI, this would not raise insider trading concerns. Any exceptions to the trading/investment activities prohibition may only be granted by the Global Chief Compliance Officer.

•	No Trading or Investment Activities in the Security(ies) of Economically Linked Companies of the Issuer (“Shadow Trading”). Employees are prohibited from transacting in any economically-linked securities of the issuer on behalf of any client or for your personal account or Lord Abbett’s proprietary account(s), without prior written authorization from the CCO. Furthermore, do not recommend any economically-linked securit(ies) of the issuer.

•	Restricted List and Bank Loan List. If Global Compliance, in conjunction with Legal, determines that information is MNPI, Global Compliance shall generally require the following:

o	All publicly traded securities of the issuer shall be added to the “Restricted List” and coded as such in the applicable trading systems.

o	In the case of Bank Loans, all “private-side” Bank Loan transactions shall be added to the “Bank Loan List,” which is a subset of the Restricted List. The private-side Bank Loan List permits trading in the issuer’s loans, but not in the issuer’s publicly traded securities. Conversely, “public-side” Bank Loan transactions only intend for the receipt of publicly available information that is also given to a company’s stock and bond holders. For that reason, “public-side” Bank Loan transactions generally have no restrictions on trading, however the employee is responsible for reviewing all information received and determining whether they have inadvertently received MNPI that would require escalation to Global Compliance and inclusion on the

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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“Bank Loan List”. See Addendum C.

•	Removal from Restricted List and Bank Loan List. An issuer’s name will appear on the Restricted List or Bank Loan List until the MNPI has been made public or is no longer material. Any request to remove an issuer from a list shall be directed to Global Compliance, providing a rationale as to why the issuer should be removed. It is the responsibility of the investment personnel responsible for initially reporting the MNPI to contact Global Compliance and provide an update when the offering is complete or when other information constituting the MNPI has been released publicly or is no longer MNPI.

•	Interactions Requiring Prior Approval. Investment personnel may not interact with any governmental employee whom the investment personnel knows is, or during the past six month was, a governmental employee (e.g., federal and state public officials); or is a political strategist; government consultant or lobbyist without first obtaining approval from the Global Compliance or Legal.

•	Additional Procedures for Creditor Groups. If investment personnel wish to participate in a creditor group (whether ad hoc or official), steering committee, and/or any informal committee/group with respect to a reorganization or restructuring, the following procedures must be followed:

o	Inform a member of Legal and Global Compliance prior to joining any such group or committee.

o	Exercise heightened caution regarding the receipt of MNPI, especially if the relevant professional advisors and/or other members of the group are in possession of potential MNPI.

o	Immediately reach out to Global Compliance to restrict trading if (a) MNPI is inadvertently received, or (b) in advance of knowingly and voluntarily receiving MNPI pursuant to an NDA or otherwise.

o	Engage with the relevant professional advisors at the appropriate time in consultation with Legal to ensure that: (a) no MNPI is communicated to Lord Abbett unless specifically requested in writing (which may happen only after item 3 above), and (b) sufficient safeguards and policies exist within the advisor’s institution to ensure that MNPI is not inadvertently communicated (unless, based on all of the circumstances, such diligence is not necessary or appropriate). Such diligence may not be necessary or appropriate in light of, among other things, diligence having previously been conducted on such advisor by Global Compliance, another committee member or counsel. The form of email attestation that should be sent to the relevant professional advisors is below:

[To advisor],

In keeping with SEC precedent, we want to confirm with you that (i) you shall not

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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communicate any MNPI to Lord Abbett unless we specifically consent in writing, which consent may be by email, and (ii) you and your firm maintain sufficient safeguards such that any MNPI shall not be inadvertently communicated to Lord Abbett. If each of these statements is agreeable to you, please respond to this email “Confirmed.” Thank you.

o	Inform a member of Legal and Global Compliance prior to communicating with any party (including but not limited to professional advisors and other lenders/bondholders within a creditor group, whether or not Lord Abbett has joined the group) that is known to be, or is reasonably likely to be, in possession of MNPI. Global Compliance will arrange for appropriate surveillance procedures based upon the facts and circumstances.

VI.	DEFINED TERMS

Lord Abbett means Lord, Abbett & Co. LLC, an adviser registered with the U.S. Securities and Exchange Commission and its affiliates.

NDA means a non-disclosure agreement.

Securities Act means the U.S. Securities Act of 1933, as amended.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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ADDENDUM A

EXPERT NETWORK PROCEDURES

There are three primary ways that investment personnel utilize the services of an expert network firm:

1.	Telephone Consultations and Written Reports. Personalized conversations with consultants, generally conducted telephonically, to address specific questions from the investment personnel;

2.	Surveys. A general or comprehensive view or appraisal that may touch on for example a specific type of product, industry or segment; and

3.	Meetings. Direct, in-person access to consultants, either individually or in group settings.

In an effort to reduce the likelihood that Lord Abbett receives or improperly acts on MNPI, Lord Abbett permits the use of expert network services only under the following circumstances:

•	Any expert network firm used by Lord Abbett must be approved in writing by each of Lord Abbett’s Director of Investments & Product Strategy (“Director of I&P”), CCO and Chief Legal Officer. This prohibition, however, does not restrict the ability of investment personnel or other employees from speaking with representatives of other expert network firms on an exploratory basis to learn of the types of services they make available.

•	Investment personnel cannot interact through the services of an expert network firm with any expert whom the investment personnel knows is, or during the past six months was, an employee of a public company about issues/questions that relate to making investment decisions regarding that company. Throughout the consultation process, analysts must carefully consider the questions they ask consultants and the information they receive from them and seek to avoid receipt of what may restrict Lord Abbett’s trading. Where the line is to be drawn in questioning consultants requires substantial thought and analysis. A consultant may have worked with a product line, been previously employed by the company that the analyst is researching, has close relationships with senior managers of such companies, or serves as a consultant to other companies in the same industry. All of these relationships may be based on formal contractual duties of confidentiality that may continue to exist for the consultant or may have enabled the consultant to have access to material information that continues to be non-public. An analyst may not ask for such non-public information, trade secrets or other proprietary or confidential information, or for a consultants’ investment judgment based upon such access and must promptly inform Global Compliance of any potential MNPI received or accessible. Continued vigilance is required so that Lord Abbett can assess in a timely manner whether information provided during a consultant relationship has restricted Lord Abbett’s ability to trade in the company’s securities.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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•	Investment personnel cannot interact through the services of an expert network firm with any expert whom the investment professional knows is, or during the past six month was, a governmental employee (e.g., federal and state public officials), or is a political strategist, consultant or lobbyist.

•	Investment personnel cannot use an expert to consult on a project if the investment professional knows such assignment would create a conflict of interest for the expert.

•	For all consultations, investment personnel shall (i) provide the consultant a brief explanation of the research issue they wish to discuss; (ii) inform the consultant that the analyst does not want MNPI; (iii) request that the consultant confirm that they will not provide any MNPI relating to the subject matter of the engagement; and (iv) request that the consultant confirm that they are not bound by a confidentially agreement that would prohibit the discussion that the analyst proposes. If the consultant cannot provide such confirmations, the analyst must terminate the consultation negotiations and inform Global Compliance.

•	Investment personnel cannot use an expert who is an employee of a company that is known by the investment professional to prohibit their employees from consulting for an expert network firm.

•	Certain Investment personnel must receive pre-approval from their manager to use the services of an expert network firm. The Director of I&P shall ensure, if applicable, that the compliance tracking system of each approved expert network firm reflects the names of these investment personnel. To the extent applicable, investment personnel and their managers shall use the expert-network firm’s system for submitting, obtaining and documenting the request and approval process. Under no circumstance shall investment personnel conduct any communication outside of the Expert Network firm’s system without prior approval from the Global Compliance.

•	All surveys shall be conducted on a “blind” basis, meaning that Lord Abbett is unaware of the identity of the consultant who conducted the survey. After a survey is completed, investment personnel are permitted to communicate directly with the consultant for purposes of presenting follow-up questions concerning survey data so long as they receive pre-approval from their manager.

•	To the extent applicable, investment personnel shall use an expert network firm’s web portal for processing and documenting their use of that firm’s services. To ensure risk control when interacting with experts, Lord Abbett requires that communication with experts may only occur through approved channels. Employees are prohibited from using informal means such as texts, messaging outside of the firm’s network, social networks and unapproved in-person meetings.

•	To the extent applicable, the Director of I&P may ensure that the expert network’s system is coded to require outbound e-mail communications sent on behalf of Lord Abbett to

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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automatically bear the following message (or other message approved by Legal and Global Compliance): “Please be advised that Lord, Abbett & Co. LLC may trade based on the information received from a consultant or in a survey. Under no circumstances shall material, non-public information be communicated to personnel of Lord, Abbett & Co. LLC.”

•	The appropriate managers shall be responsible for supervising the use of any expert network firm by the Designated Investment Personnel in their group.

•	Exceptions to these procedures may be granted with the approval of the Chief Legal Officer and the Global Chief Compliance Officer.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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ADDENDUM B

PRIVATE INVESTMENT IN PUBLIC EQUITY (“PIPE”) TRANSACTIONS

The following procedures must be followed whenever Lord Abbett has the opportunity to participate in a PIPE transaction.

•	The underwriter for the deal should be directed to contact Global Compliance directly regarding the offering. Global Compliance will ascertain the name of the issuer and other basic information, including but not limited to the timing of the offering, the capitalization range and industry, the other types of securities the issuer has outstanding and whether Lord Abbett already is a holder of the issuer’s securities. Global Compliance is permitted to obtain MNPI but must treat this information with care to ensure that it is not released outside the department.

•	Global Compliance will contact an appropriate Investment Team Member and describe the potential investment opportunity in a generic fashion (capitalization range, industry, etc., but not including enough information to identify the issuer) so as not to convey any MNPI that would restrict the firm from trading in the issuer’s securities.

•	If the underwriter regarding a PIPE deal contacts a member of the investment team, the investment team should advise the underwriter to contact Global Compliance regarding the offering. The investment team member must take great care not to obtain the name of the issuer or any information that would allow the investment team member to ascertain the name of the issuer, including through reasonable inference, or any other information that would constitute MNPI. If this does occur, the investment team member must promptly contact Global Compliance, indicating that they have received MNPI on the issuer. Global Compliance will add that issuer to the Restricted List in accordance with its normal MNPI procedures.

The following table summarizes the process for addressing the potential outcomes:

SCENARIO	OUTCOME
Investment Team IS NOT interested in participating	Investment Team notifies Global Compliance that it DOES NOT want to receive the MNPI and Global Compliance notifies the underwriter.
Investment Team IS interested in participating	Investment Team notifies Global Compliance that it DOES want to receive the MNPI and Global Compliance obtains the necessary approvals, adds the issuer to the restricted list and informs the underwriter that the firm has agreed and has been authorized to receive MNPI.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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ADDENDUM C

BANK LOANS
(Senior Loan Market and Corporate Loans)

I.	Introduction

“Bank Loans” are senior business loans made to corporate borrowers (“Borrowers”) and typically arranged by an agency bank. The agency bank syndicates interests in the Bank Loans, which are offered to investors in privately-placed transactions. The investors in a Bank Loan transaction are lenders to the Borrower. Bank Loans normally are not available to the market as a whole but are available only to a limited number of participating institutional investors that typically are classified when referring to an individual employed by such institution as a Loan Market Participant (“LMP”) and when referring to all employees of such institution in the aggregate as a Loan Market Participant Group (“LMPG”). Bank Loans are typically negotiated, structured and administered through the agency bank or banks on behalf of other banks and institutional investors on the basis of confidential business information provided by the Borrower. The confidential business information provided by the Borrower may include MNPI. Research information for corporate loans is issued and classified as either “public side” or “private side” (Refer to information below for further explanation).

As a member of the Loan Syndications and Trading Association (“LSTA”), the trade association for the Bank Loan market, Lord Abbett has looked to the Statement of Principles for the Communication and Use of Confidential Information by Loan Market Participants (the “Statement”) prepared by the LSTA for guidance in preparing these supplemental policies and procedures.

II.	Supervisory Responsibility of LMPG Members

The Director of Credit Research is responsible for oversight of all credit analysts with respect to the principles and policies herein. The Director of High Yield, Convertibles and Corporate Loans, the Senior Loans Lead Portfolio Manager and the Director of High Grade Taxable Fixed Income are each responsible for Supervisory oversight of the respective investment personnel in their groups. The Director of Credit Research, along with each of the Directors and Managers mentioned in this Section, are collectively “Supervisors” for purposes of this Addendum.

III.	Access to Loan Market Data Sources

Information regarding Borrowers and proposed investment opportunities is delivered through various electronic data and information sources, such as FinDox (“Data Sources”). Supervisors may place restrictions on which credit analysts are permitted to access these Data Sources and the manner in which they are permitted to utilize the Data Sources.

IV.	Responsibility of LMPG Member in Receipt of Public-Side Information

It is the policy of Lord Abbett to seek to participate primarily as a public-side LMPG investor. Under the Statement, public-side information should normally not include MNPI or any other

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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restrictive information. LMPG Members therefore must make it clear in their communications with arrangers and syndicators that they are public-side LMPs. This measure is designed to reduce the likelihood that LMPs inadvertently receive private-side information that may contain MNPI. LMPG Members must access information from a Data Source only as a public side user unless explicit approval has been obtained to receive MNPI and become a private-side LMPG investor with respect to a particular Borrower (see Section VI. below). When public-side information is obtained from a Data Source, the LPMG Member must abide by the confidentiality requirements of the sources through which the information is obtained. Therefore, unless the information is clearly in the “public domain” (because, for example, the information is included in a filing made with the SEC or in a press release issued by the Borrower), the information must remain confidential and cannot be disclosed outside of Lord Abbett.

V.	Can LMPG Members receive MNPI in Public-Side information?

Yes. While public-side information is supposed to be free of MNPI, it is possible that the Borrower, administrative agent or other arranger that is responsible for the coding and distribution of information through the Data Source may accidentally include information containing MNPI within the public-side information. Therefore, it is essential that LMPG Members exercise their best judgment in reviewing all information to ensure that no unauthorized MNPI has been received. If LMPG Members inadvertently receive MNPI or have any concerns that they may have received MNPI, the LMPG Members must immediately escalate the receipt of MNPI to Global Compliance.

VI.	Can an LMPG Member receive Private-Side information?

Yes, but since private-side information may likely contain MNPI, private-side information can only be obtained with prior approval from (i) the LMPG Member’s Supervisor and (ii) Global Compliance. Notwithstanding the policies set forth herein, due to the nature of the Bank Loan market, in certain pre-approved situations, it may be appropriate for Lord Abbett to intentionally obtain MNPI, via “private-side” classified loan research information, as described herein. Private-side information may be accessed ONLY with written pre-approval from Global Compliance.

VII.	Can Public Side information be shared with an employee who is not a member of the LMPG?

LMPG Members can only share information with a non-LMPG member to the extent such information is clearly in the public domain (because, for example, it has been included in an SEC filing or a press release issued by the Borrower). Otherwise, LMPG Members must not share such information with non-LMPG members in the Firm. LMPG Members must be aware that information received from a Data Source is generally subject to confidentiality provisions and unless such information is clearly in the public domain, the information may not be disclosed outside of the Firm.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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DIFFERENCES BETWEEN PRIVATE AND PUBLIC SIDE INFORMATION:

	PRIVATE	PUBLIC
Content	• Contains Confidential Information • Typically Includes MNPI	• Typically, does not contain MNPI • If public Information is deemed to contain MNPI, apply Private Information Guidelines
Source	• Syndicate Information • Borrower Restricted Information	• Bank Loan Non-Restricting Information • Public Information
Description

•  Information received (whether in verbal, written and/or electronic form) is considered MNPI and/or Confidential Information

•  MNPI is information that a reasonable investor would consider important in making an investment decision or information that is reasonably likely to have a substantial effect on the price of an issuer’s securities

•  Confidential Information is information received after a representative of the Firm has signed a confidentiality agreement as a condition to its receipt

•  If the LMPG member operates as a Public Side investor, then the information received will be either Bank Loan Non-Restricting Information and/or information that has been effectively communicated to the market place, including, but not limited to: (i) information filed with the SEC; (ii) reports available from publications in general circulation; (ii) electronic media, such as internet news services or websites

•  Public Information may contain information that is confidential in nature (although still classified by the Borrower and/or its counsel as “Public)

Confidentiality Agreement	• In addition to the requirements set forth in this document, individuals must comply with the terms and conditions detailed in the Confidentiality Agreement (if one exists) for information designated as either Public or Private. If an individual is in any doubt with respect to their responsibilities, they should consult with the Legal Department.
Example

•  Includes but is not limited to: (i) dividend changes; (ii) significant earnings information; (iii) significant merger/acquisition proposals; (iv) major litigation and/or (v) extraordinary management changes

•  The issuer will be added to the Restricted List if Private Information is received and the issuer has publicly traded securities

•  The issuer will be added to the Bank Loan List if Private Information is received and the issuer does not have publicly traded securities

•  Information is considered “Public” when it has been designated as Bank Loan Non Restricting information and/or has generally been available for at least a 24 hour period through various media sources

•  Individuals who receive Public Side Information are reminded that they are subject to the terms and conditions set forth in the Confidentiality Agreement (if one exists) during the corporate loan research application process

The Firm normally will rely on the administrative agent, the Borrower and their advisors to determine if the information that is distributed is deemed to be free of MNPI; provided, however, if the LMPG has actual knowledge or reasonably believes that any of the information is MNPI, notwithstanding the

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

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view(s) of the Borrower and its counsel, the Firm will treat the information as MNPI. If this is the case the escalation guidelines set forth in this document must be followed and the Firm will be restricted from investing in any securities issued by the Borrower.

At no time, unless explicit written approval is received, should an employee agree to take MNPI.

VIII.	What will Legal and Compliance do and what happens next?

When the LMPG Member consults with Legal or Global Compliance, an assessment of the request will be made. Any LMPG Member who requests to receive private side information (that contains MNPI) for a Borrower must abide by the information protocols as detailed in the above table.

IX.	Can Public Side information be shared with an employee who is not a member of the LMPG?

LMPG Members can only share information with a non-LMPG member to the extent such information is clearly in the public domain (because, for example, it has been included in an SEC filing or a press release issued by the Borrower). Otherwise, LMPG Members must not share such information with non-LMPG investment team members in the Firm. LMPG Members also must remember that information received from a Data Source is subject to confidentiality provisions and unless such information is clearly in the public domain the information may not be disclosed outside of the Firm.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.